                                                  ------------------------------
                                                            OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:            12-31-2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5

                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Conboy                            David
-------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                              1840 Western Avenue
-------------------------------------------------------------------------------
                                    (Street)

   Albany                              NY                12203
-------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

-------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

    BiznessOnline.com, Inc.       (BIZZ)
-------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

-------------------------------------------------------------------------------
4.   Statement for Month/Year

    May 2000
-------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)

         N/A
===============================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by 1 Reporting Person
     [_] Form filed by more than 1 Reporting Person
-------------------------------------------------------------------------------

===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                            6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                                3.           Disposed of (D)                 Securities     Form:      7.
                                                Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                  2.            Code          ----------------------------   Owned at End   (D) or     Indirect
1.                                Transaction   (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security                 Date          -----------      Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                        (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4)  (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Common Stock                      5/9/2000        P       -      6,539        A     $7.35     108,539       D            -
---------------------------------------------------------------------------------------------------------------------------------
                                                                                              108,539       I          By Spouse

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                                                         (Over)

                                                                 SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.0
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
Employee Stock   $4.875   5/5/2000    A    V   20,000  -     (1)     5/5/2010  Common   20,000     -     25,000       D
Option                                                                         Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         25,000       I   By Spouse
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:

(1) The option becomes exercisable in three equal annual installments beginning May 5, 2001.

                               /s/ David Conboy                       6/8/2000
                    --------------------------------                 ---------
                    **Signature of Reporting Person                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                         Page 2